Exhibit 10.245

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of December l, 2012 by and between ADK GEORGIA, LLC, a Georgia limited liability company (“Lessee”) and JEFF CO. NURSING, LLC, a Georgia limited liability company (“Jeff Co. Nursing”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease (“Master Lease”) dated August 1, 2010, Lessee leased from William M. Foster (“Lessor”) the premises described and defined in the Master Lease as the Property (the “Property”);

WHEREAS, Jeff Co. Nursing is a Georgia limited liability company whose issued and outstanding membership interests are owned solely by Robert Lancaster; and

WHEREAS, Jeff Co. Nursing desires to sublease that portion of the Property located in Jeffersonville, Georgia consisting of 131 licensed beds (the “Premises”) on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Ten Dollars and no/100 ($10.00), and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration paid by each party to the other, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Premises.  Lessee does hereby lease to Jeff Co. Nursing, and Jeff Co., Nursing does hereby lease from Lessee, for the term and upon the conditions hereinafter provided, the Premises.

2.                                      Terms and Conditions.  The term of this Sub-sublease shall be for the same term as the Master Lease. This Sub-sublease is subject to the Master Lease and all of the terms, covenants, and conditions in the Master Lease are applicable to this Sub-sublease with the same force and effect as if Lessee were the lessor under the Master Lease and Jeff Co. Nursing were the lessee thereunder.

3.                                      Rent.  During the term of this Sub-sublease, Jeff Co. Nursing shall pay to Lessee, the rent and other charges relating to the Premises payable by Lessee under the Sublease and the Master Lease.

4.                                      Remedies.  In the event (i) Jeff Co. Nursing defaults under this Sublease and/or the Master Lease or (ii) the entering into of this Sublease results in Lessor giving notice of default under the Master Lease, Lessee shall have the right to terminate this Sublease immediately. The remedy described in the preceding sentence shall be in addition to all other remedies available at law or in equity.

5.                                      Representations and Warranties.  Lessee hereby makes the following representations and warranties, each of which is material: (a) the Master Lease and Sublease are in full force and effect; (b) Lessee has no knowledge of any event having occurred that authorizes the termination of the Master Lease and/or the Sublease; and (c) Lessee has no knowledge of any default under the Master Lease and/or the Sublease, nor has Lessee received any notice of default from Lessor or Lessee.

6.                                      Governing Law and Venue.  This Sub-sublease is made pursuant to, and shall be construed and enforced in accordance with, the laws in force in the State of Georgia, and any dispute arising hereunder shall be brought in the courts of Twiggs County, Georgia.

7.                                      Entire Agreement.  The parties hereby understand and agree that this Sub-sublease contains the entire agreement between the parties and cannot be changed or modified except by a written instrument subsequently executed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Sub-sublease to be duly executed and delivered as of the day and year first written above.

SUBLESSEE:		LESSEE:

JEFF CO. NURSING, LLC,		ADK GEORGIA, LLC,
a Georgia limited liability company		a Georgia limited liability company

By:	/s/ Robert Lancaster	By:	/s/ Boyd P. Gentry
	Robert Lancaster, Manager	Name:
Title:

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